UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant:
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
☐	Confidential, for Use of the Commission Only
☐	Preliminary Proxy Statement

ONCOLYTICS BIOTECH INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply)
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ONCOLYTICS BIOTECH INC.
4350 Executive Drive, Suite 325
San Diego, CA, 92121
Phone: (403) 670-7377 Fax: (403) 283-0858
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Oncolytics Biotech Inc., a Nevada corporation (the “Company”), to be held virtually at www.virtualshareholdermeeting.com/ONCY2026 on November 19, 2026 at 4:00 p.m. Eastern Time. At the Annual Meeting, the stockholders will be asked to (i) elect seven directors for a term of one year, (ii) ratify the appointment of Baker Tilly US, LLP as our independent registered public accounting firm for the year ending December 31, 2026, (iii) approve, on an advisory basis, the compensation of our named executive officers, (iv) approve, on an advisory basis, the frequency of votes for the future stockholder advisory votes on the compensation of our named executive officers, and (v) transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
In accordance with the rules and regulations of the Securities and Exchange Commission, we are furnishing our proxy statement and annual report to stockholders for the year ended December 31, 2025, on the internet. You may have already received our “Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting,” which was mailed on or about October 8, 2026. That notice described how you can obtain our proxy statement and annual report. You can also receive paper copies of our proxy statement and annual report upon request.
It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking our proxy card and returning it as directed. You may also vote during the Annual Meeting by following the instructions available on the meeting website.
If you have any questions about the proxy statement or the accompanying annual report for the fiscal year ended December 31, 2025, please contact Kirk Look, our Chief Financial Officer at (403) 670-7377.
We look forward to seeing you at the Annual Meeting.
Sincerely,
Jared Kelly
Chief Executive Officer
San Diego, California
September 22, 2026

ONCOLYTICS BIOTECH INC.
4350 Executive Drive, Suite 325
San Diego, CA, 92121
Phone: (403) 670-7377 Fax: (403) 283-0858
PROXY STATEMENT
This proxy statement (this “Proxy Statement”) is being made available via internet access, beginning on or about October 8, 2026, to the owners of shares of common stock of Oncolytics Biotech Inc. (the “Company,” “our,” “we,” or “Oncolytics”) as of September 22, 2026, in connection with the solicitation of proxies by our board of directors (“Board of Directors”) for our 2026 Annual Meeting of Stockholders (the “Annual Meeting”). On or about October 8, 2026, we sent an “Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting” to our stockholders. If you received this notice by mail, you will not automatically receive by mail our proxy statement and annual report to stockholders for the year ended December 31, 2025. If you would like to receive a printed copy of our proxy statement, annual report and proxy card, please direct requests to: Corporate Secretary, Oncolytics Biotech Inc., 4350 Executive Drive, Suite 325, San Diego, CA 92121. Upon request, we will promptly mail you paper copies of such materials free of charge.
The Annual Meeting will occur virtually on November 19, 2026, at 4:00 p.m. Eastern Time. The Board of Directors encourages you to read this document thoroughly and take this opportunity to vote, via proxy, on the matters to be decided at the Annual Meeting. As discussed below, any revocation of proxy must be received by 3:00 p.m. Eastern Time prior to the commencement of the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE
ANNUAL MEETING AND VOTING
Why am I receiving these materials?
On March 31, 2026, upon the consummation of several transactions, Oncolytics redomiciled from the Province of British Columbia, Canada, to the State of Nevada in the United States, pursuant to a “continuation out” effected in accordance with the laws of British Columbia and a “domestication” under the laws of Nevada.
You are receiving these proxy materials because the Board of Directors of Oncolytics is soliciting your proxy to vote at the Annual Meeting. These materials include information about the proposals to be voted on at the Annual Meeting, the date, time, and location of the Annual Meeting, and other information required by the rules of the SEC. The Annual Meeting will be held to consider and vote upon the proposals described in this Proxy Statement.
What is the purpose of the Annual Meeting?
At the Annual Meeting, our stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement, including:
•Proposal One: Election of seven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;
•Proposal Two: Ratification of the appointment of Baker Tilly US, LLP (“Baker Tilly”) the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026;
•Proposal Three: Approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers;
•Proposal Four: Approval, on a non-binding advisory basis, of the frequency of the advisory vote on compensation of the Company’s named executive officers; and
•Transact any other business that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.
Who is entitled to vote at the Annual Meeting?
Stockholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held as of the record date. As of September 22, 2026, there were approximately 131,120,719 shares of common stock outstanding and entitled to vote.
What constitutes a quorum for the Annual Meeting?
In accordance to our Bylaws, the presence, in person or by proxy, of stockholders holding at least one-third of the outstanding voting power of the shares entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business. Abstentions, votes withheld and broker non-votes are counted in the calculation of the number of shares for purposes of determining a quorum. If a quorum is not present at the Annual Meeting, a majority of the voting power represented or the person presiding at the meeting may adjourn the meeting until a quorum is established. At any adjourned meeting at which a quorum is present, any business may be transacted which might otherwise have been transacted at the adjourned meeting as originally called.
How do I vote?
You may vote using any of the following methods:
By Internet: You may vote online by accessing the proxy voting website and following the instructions on your proxy card or voting instruction form.
By Telephone: You may vote by calling the toll-free telephone number provided on your proxy card or voting instruction form.
By Mail: You may vote by completing, signing, dating, and returning the proxy card or voting instruction form in the prepaid envelope provided.
At the Meeting: You may vote during the Annual Meeting by attending virtually and following the instructions provided.
What if I have technical difficulties or trouble accessing the virtual Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number located on the meeting page. Technical support will be available starting at 3:45 p.m. Eastern Time, on November 19, 2026.
What is a proxy?
A proxy is a person you appoint to vote your shares on your behalf. If you are unable to attend the Annual Meeting, the Board of Directors is seeking your appointment of a proxy so that your shares may be voted. If you vote by proxy, you will be designating Jared Kelly, our Chief Executive Officer, and Kirk Look, our Chief Financial Officer, as your proxies. Jared Kelly and Kirk Look may act on your behalf and have the authority to appoint a substitute to act as your proxy.
How will my shares be voted if I vote by proxy?
Your proxy will be voted according to the instructions you provide. If you complete and submit your proxy but do not otherwise provide instructions on how to vote your shares, your shares will be voted (i) “FOR” the individuals nominated to serve as members of the Board of Directors, (ii) “FOR” the ratification of Baker Tilly US, LLP as our independent registered public accounting firm for the year ending December 31, 2026, (iii) “FOR” the advisory approval of the compensation of our named executive officers, and (iv) “THREE YEARS” for the frequency of votes for the future stockholder advisory votes on the compensation of our named executive officers. Presently, the Board of Directors does not know of any other matter that may come before the Annual Meeting. However, your proxies are authorized to vote on your behalf, using their discretion, on any other business that properly comes before the Annual Meeting.
Can I revoke my proxy?
Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting by any of the following methods:
(1) delivering a written notice of revocation to the Corporate Secretary of the Company;
(2) submitting a later-dated proxy by Internet, telephone, or mail; or
(3) attending the Annual Meeting virtually and voting during the meeting (attendance alone will not revoke a proxy).
Any revocation of proxy or later dated proxy must be received by 3:00 p.m. Eastern Time prior to the commencement of the Annual Meeting.
Is my vote confidential?
Yes. All votes remain confidential.
How are votes counted?
Before the Annual Meeting, the Board of Directors will appoint one or more inspectors of election for the Annual Meeting. The inspector(s) will determine the number of shares represented at the meeting, the existence of a quorum and the validity and effect of proxies. The inspector(s) will also receive, count, and tabulate ballots and votes and determine the results of the voting on each matter that comes before the Annual Meeting.
Abstentions and votes withheld, and shares represented by proxies reflecting abstentions or votes withheld, will be treated as present for purposes of determining the existence of a quorum at the Annual Meeting. They will not be considered as votes “FOR” or “AGAINST” any matter for which the stockholder has indicated their intention to abstain or withhold their vote.
Broker non-votes occur when a broker, bank, or other nominee holding shares on behalf of a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote on a particular matter. Under applicable rules, brokers have discretionary authority to vote on “routine” matters, such as the ratification of auditors (Proposal Two), but do not have discretionary authority to vote on “non-routine” matters, such as the election of directors (Proposal One). Broker and nominee non-votes will be treated as present for purposes of determining the existence of a quorum and may be entitled to vote on certain matters at the Annual Meeting.
What vote is required to approve each proposal?
Proposal One: Election of Directors
Directors are elected by a plurality of the votes cast by the holders of the shares present in person or by proxy at the meeting and entitled to vote in the election of directors. This means that the seven nominees who receive the most votes will be elected. Abstentions, votes withheld, and broker non-votes will have no effect on the outcome of the vote of this proposal.
Proposal Two: Ratification of Independent Public Registered Accounting Firm
Under our Bylaws, this proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote of this proposal.

Proposal Three: Advisory Vote on Executive Compensation
Approval on a non-binding advisory basis of our executive compensation requires the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. A failure to vote, a broker non-vote or an abstention will have no effect on the outcome of the vote of this proposal.
Proposal Four: Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation
The frequency alternative that receives the highest number of votes cast will be considered the frequency alternative that is preferred by our stockholders. As a result, a failure to vote, a broker non-vote or an abstention will have no effect on the outcome of the vote of this proposal.
Do dissenting stockholders have any appraisal rights?
Dissenting stockholders have no appraisal rights under Nevada law or under our Articles of Incorporation or bylaws in connection with the matters to be voted on at the Annual Meeting.
How will the outcome of the advisory vote to approve the compensation of our named executive officers be determined?
The approval of this advisory vote requires that the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal. Abstentions will have the same effect as a negative vote. However, broker or nominee non-votes, and shares represented by proxies reflecting broker or nominee non-votes, will not have the effect of a vote against this proposal as they are not considered to be present and entitled to vote on this matter.
How will the outcome of the advisory vote on the frequency of the advisory vote on compensation of our named executive officers be determined?
The frequency of the advisory vote on compensation of our named executive officers receiving the greatest number of votes - every three years, every two years, or every year - will be the frequency that stockholders approve.
Who pays for the cost of proxy solicitation?
The Company will bear all costs of soliciting proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone, email, or other means of communication by directors, officers, and employees of the Company, who will not receive additional compensation for such solicitation activities. The Company may also reimburse brokerage firms, banks, and other nominees for their expenses in forwarding proxy materials to beneficial owners.
Who was our independent public accountant for the year ended December 31, 2025? Will they be represented at the Annual Meeting?
Ernst & Young LLP (“EY”) is the independent registered public accounting firm that audited our financial statements for the year ended December 31, 2025.

CEO TRANSITION
Effective June 11, 2025, the Board appointed Jared Kelly as the Company’s Chief Executive Officer, replacing Wayne Pisano, who had served as interim Chief Executive Officer since June 24, 2024.
CORPORATE GOVERNANCE AND BOARD MATTERS
The Board of Directors of the Company is committed to sound corporate governance practices that promote the long-term interests of stockholders, strengthen the accountability of the Board of Directors and management, and help build public trust in the Company.
Our Bylaws provide that the Board of Directors shall consist of not more than 20 or less than three members, as determined from time to time by resolution of the Board of Directors. The Board of Directors currently consists of nine members. Consistent with the Company’s Board succession and refreshment practices, Ms. Holtham and Mr. Pisano are not standing for reelection and will conclude their term of service at the end of the Annual Meeting.

Name	Position Held with our Company	Age	Date First Elected or Appointed
Jared Kelly	Chief Executive Officer and Director	41	June, 2025
Bernd R. Seizinger	Director	69	June, 2015
Deborah M. Brown	Director	64	November, 2017
James T. Parsons	Director	61	June, 2022
Jonathan Rigby	Director	59	August, 2022
Patricia S. Andrews	Director	68	January, 2024
Stephen Glover	Director	67	June, 2026
The following biographies and above table set forth the names of our directors and director nominees, the year in which they first became directors, their positions with us, their principal occupations and employers for at least the past five years, any other directorships held by them during the past five years in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), or any company registered as an investment company under the Investment Company Act of 1940, as well as additional information, all of which we believe sets forth each director nominee’s qualifications to serve on the Board of Directors. There is no family relationship between and among any of our executive officers or directors. There are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them are elected as an officer or director, except as disclosed below.
Jared Kelly, J.D., L.L.M.
Director since June, 2025
Mr. Kelly is an accomplished lawyer and executive with a distinguished career in corporate law, particularly within the biotechnology sector. Mr. Kelly most recently served as a strategic advisor to Soleva Pharma from June 2024 to May 2025, where he advised the company regarding corporate strategy, sourced marketed products, negotiated and delivered term sheets, managed financing and deal structuring with pharmaceutical companies. Prior to this role, from June 2023 to March 2024, Mr. Kelly served as head of legal and corporate strategy at Ambrx and played a central role in its $2 billion sale to Johnson & Johnson. He has managed numerous transactions in the biotech space for companies at various stages of development. After leaving Ambrx, he has served as an advisor to multiple public and private drug development and pharmaceutical companies. Prior to becoming a biotech executive, Mr. Kelly was a sought-after public company lawyer who began his career with Kirkland & Ellis LLP in 2014, where he represented various public companies in securities offerings, IPOs and merger transactions. He also served as a partner at Lowenstein Sandler LLP from 2021 to 2023, where his practice focused on representing biotechnology companies in financing transactions, mergers and acquisitions, and other complex transactions. Mr. Kelly received his J.D. and an LL.M. in Securities and Financial Regulation from Georgetown University Law Center, where he was the recipient of multiple honors and fellowships, including the Lane Evans Fellowship and Decrane Scholarship. Mr. Kelly’s previous business and legal experience, specifically with respect to corporate finance and transactions in the drug development and pharmaceutical industry, makes him well qualified to serve on the Board.
Bernd R. Seizinger, M.D., Ph.D.
Director since June, 2015
Dr. Seizinger has been board member/chairman in multiple public and private biotech companies in the U.S. and Europe. From 1998 to 2009, he served as President and CEO of GPC Biotech. He also served as Vice President of Oncology Drug Discovery and, in parallel, Vice President of Corporate and Academic Alliances at Bristol-Myers Squibb. Prior to his appointments in the biotechnology and pharmaceuticals sectors, Dr. Seizinger held professorships and senior staff appointments at Harvard Medical School, Princeton University, and Massachusetts General Hospital. He also currently sits on multiple biotech boards, including three additional public boards: Aptose Biosciences, Aprea Therapeutics, and BioInvent. Dr. Seizinger was a non-executive independent director of Opsona Therapeutics Ltd., a private company formed under the laws of Ireland, which filed for a creditors’ voluntary liquidation under applicable Irish law in December 2018. Dr. Seizinger received his M.D. from Ludwig-Maximilians-Universität Munich, and his Ph.D. from Max-Planck-Institute of Psychiatry/Neurobiology in Munich. Dr. Seizinger’s distinguished career spanning biotechnology, pharmaceutical, and academic sectors, together with his extensive directorship experience in biotechnology companies, makes him well qualified to serve on the Board.
Deborah M. Brown, MBA, ICD.D
Director since November, 2017
Ms. Brown has held senior leadership roles in both pharmaceutical companies and professional healthcare service firms, most recently at Eversana. She was an executive at EMD Serono from 2000 to 2014, holding the positions of Executive Vice President of Neuroimmunology for the company’s U.S. operations, Regional Vice President, and President and Managing

Director of the company’s Canadian operations. In 2012, Ms. Brown served as Chair of the National Pharmaceutical Organization (now Innovative Medicines Canada) and served on its board from 2007 to 2014. Ms. Brown was a longstanding director at BioTECanada and Life Sciences Ontario. She has served as a corporate director for several public life science companies. She currently also sits on the board of a regional SPCA. Ms. Brown holds an MBA from the Ivey School of Business, an Honors B.Sc, and has completed the Institute of Corporate Directors Designation (ICD.D) at the University of Toronto. Ms. Brown’s senior leadership experience across pharmaceutical companies and healthcare service firms, combined with her board service on life science companies, makes her well qualified to serve on the Board.
James T. Parsons, MAcc, CPA, CA
Director since June, 2022
Mr. Parsons is the CFO of Sernova Biotherapeutics., a TSX-listed clinical stage regenerative medicine company, since October 2024. He previously served as the CFO of Trillium Therapeutics Inc. from August 2011 through its acquisition by Pfizer in November 2021 for an aggregate purchase price of approximately $2.2 billion. Prior to his time at Trillium, Mr. Parsons served as Vice President, Finance, at DiaMedica Therapeutics Inc, CFO of ProMIS Neurosciences (formerly Amorfix Life Sciences Ltd.), and CFO and Vice President, Finance and Administration, at Aptose Biosciences Inc. (formerly Lorus Therapeutics). Mr. Parsons is the chair of the board and chair of the audit committee of DiaMedica Therapeutics Inc. Mr. Parsons has a Master of Accounting degree from the University of Waterloo and is a Chartered Professional Accountant and Chartered Accountant. Mr. Parsons’ significant financial leadership experience in the pharmaceutical and biotechnology sectors makes him well qualified to serve on the Board.
Jonathan Rigby, MBA
Director since August, 2022
Mr. Rigby is currently CEO of Sernova Biotherapeutics that recently entered into a merger agreement with Seraxis to form BetaNova Biotherapeutics. Previously he was the Group CEO of Revolo Biotherapeutics, where he led a team focused on the development of therapies for autoimmune and allergic diseases. Previously, he was the CEO of SteadyMed Ltd., which he led through a NASDAQ listing and sale to United Therapeutics Corporation. Prior to his time at SteadyMed, Mr. Rigby co-founded Zogenix, Inc., a CNS-focused specialty pharmaceutical company that listed on Nasdaq and was acquired by UCB in a transaction valued at up to approximately $1.9 billion. Before co-founding Zogenix, Mr. Rigby held roles of increasing responsibility in commercial and business development functions at large pharmaceutical companies such as Merck, Bristol Myers Squibb, and Profile Therapeutics (now Phillips Medical). In addition to his Oncolytics appointment, Mr. Rigby is also a member of the ImmunoMolecular Therapeutics board, a director at Realta Life Sciences and chairman of Exciting Instruments (UK). He was also the chairman of BioPlus Acquisition Corp., where he led a $250 million a Nasdaq listing. He holds a B.S. with Honors in Biological Sciences from Sheffield University, UK, and an M.B.A. from Portsmouth University, UK. Mr. Rigby’s extensive executive leadership and directorship experience in pharmaceutical and biotechnology companies makes him well qualified to serve on the Board.
Patricia S. Andrews, MBA
Director since January, 2024
Ms. Andrews is a director on the boards of Geron, a public, commercial state oncology company, Glenmark Pharmaceuticals, a global pharmaceutical company, and at its wholly owned U.S. subsidiary, IGI, a clinical stage research and development oncology company. From 2017 to 2025, Ms. Andrews was on the board of GlycoMimetics, a clinical stage research and development company. Ms. Andrews was the CEO of Sumitomo Pharma Oncology, Inc., a clinical-stage research and development biopharmaceutical company, and an Executive Officer of Sumitomo Pharma Co., Ltd., a global healthcare corporation, from 2017 to 2023, as well as the Global Head of Oncology for Sumitomo Pharma Co., Ltd. from 2020 to 2023. Prior to joining this organization in 2013, she was Executive Vice President and Chief Commercial Officer at Incyte, where she established the commercial organization and launched its first product, the first-in-class, first-in-disease, oncology product Jakafi®. She was also responsible for business development and completed multiple significant product licensing deals for Incyte. Ms. Andrews held increasing leadership positions at Pfizer from 1991 to 2008, with her final role being Vice President and General Manager of the U.S. Oncology Business Unit. Ms. Andrews received her M.B.A. from the University of Michigan and her B.A. from Brown University. Ms. Andrews’ extensive executive leadership and directorship experience in the pharmaceutical and oncology sectors makes her well qualified to serve on the Board.
Stephen Glover
Director since June, 2026
Mr. Glover has more than 35 years of leadership experience in the biopharmaceutical and life sciences industries. He currently serves as Co-Founder, Chairman, Chief Executive Officer and President of ZyVersa Therapeutics, Inc. He also serves as Chairman of the Board of Directors of PDS Biotechnology Corporation, a member of the board of directors of Biogene Therapeutics, Inc. Previously, Mr. Glover served as Chairman of the Board of Directors of Ambrx Biopharma, Inc., where he helped guide the company through its acquisition by Johnson & Johnson in a transaction valued at approximately $2 billion. He was also Co-Founder and Chief Business Officer of Coherus BioSciences, Inc., which completed its initial public offering in 2014. Prior to Coherus, Mr. Glover served as President of Insmed Therapeutic Proteins and Executive Vice President and Chief Business Officer of Insmed Incorporated. Earlier in his career, he held leadership positions of increasing responsibility at GlaxoSmithKline, Roche and Amgen. Mr. Glover’s experience includes more than 25 strategic, licensing and merger and acquisition transactions. Mr. Glover has extensive experience in corporate strategy, capital formation, product development, commercialization and public-company governance. He received his B.S. in Marketing from Illinois State University. Mr. Glover’s extensive biopharmaceutical leadership, transaction, financing and public-company board experience make him well qualified to serve on the Board.
Stockholder Communications with Our Board of Directors
The Board of Directors has established a process by which stockholders can send communications to the Board of Directors, as a group, or to specific directors. Any matter intended for our Board of Directors, or for any individual member or members of our Board of Directors, should be directed to: Corporate Secretary, Oncolytics Biotech Inc., 4350 Executive Drive, Suite 325, San Diego, CA 92121; or emailed to: info@oncolyticsbiotech.com.
Our Corporate Secretary will review all such correspondence and regularly forward to our Board of Directors a summary of all correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of our Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters may be communicated in this manner, or may be submitted on an anonymous basis via email at info@oncolyticsbiotech.com. These concerns will be immediately brought to the attention of the Audit Committee and handled in accordance with procedures established by the Audit Committee.
Director Independence
The Board of Directors determines the independence of each director in accordance with Nasdaq Listing Rule 5605(a)(2) and applicable SEC rules. Under these standards, a director qualifies as “independent” if the Board of Directors affirmatively determines that the director has no material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
The Board of Directors has determined that Bernd R. Seizinger, Deborah M. Brown, James T. Parsons, Jonathan Rigby, Patricia S. Andrews, and Stephen Glover are independent under the applicable Nasdaq listing standards.
Board Composition
The Board of Directors currently consists of nine directors. Subsequent to this meeting, the Board will consist of seven directors. All directors are elected annually at each annual meeting of stockholders to serve until the next annual meeting and until their respective successors are duly elected and qualified. The Company does not have a classified board structure; all directors stand for election each year.
Board Leadership Structure
The current chair of the Board of Directors (the “Chair”) is Wayne Pisano, who has authority, among other things, to call and preside over board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board of Directors. Accordingly, the Chair has substantial ability to shape the work of the Board of Directors. The Board of Directors does not have a formal policy regarding the separation of the roles of Chief Executive Officer and Chair, as the Board of Directors believes that it is in the best interests of the Company to make that determination based on the direction of the Company and the current membership of the Board of Directors. In our current position, we believe that separation of the positions of the Chair and Chief Executive Officer reinforces the independence of the Board of Directors in its oversight of the business and affairs of the Company.
Risk Oversight
The Board of Directors has overall responsibility for risk oversight of the Company. The Board of Directors exercises its risk oversight function both directly and through its standing committees. The full Board of Directors regularly reviews the Company’s strategic and operational risks, including those related to the Company’s clinical development programs, regulatory matters, intellectual property, and financial condition. The Audit Committee is responsible for overseeing the Company’s financial reporting processes, internal controls, and compliance with legal and regulatory requirements, as well as cybersecurity risk. The Compensation Committee monitors risks related to the Company’s compensation policies and practices. The Nominating and Governance Committee oversees risks related to the Company’s governance structure and practices.

Meetings and Attendance
Our Board of Directors held seven formal meetings and took 17 actions by unanimous written consent during the year ended December 31, 2025. During 2025, each incumbent director attended at least 75% of the meetings of the Board of Directors and of the committees on which they served. All proceedings of the Board of Directors were conducted either at such formal meetings and evidenced by way of minutes of such proceedings or by way of resolutions consented to in writing by all the Directors. Although we do not have a formal policy and attendance is not mandatory, we encourage and expect all of our directors and nominees for the Board of Directors to attend all annual meetings.
Committees of the Board of Directors
The Board of Directors has established three standing committees to assist in the discharge of its responsibilities: the Audit Committee, the Compensation Committee, and the Nomination and Governance Committee. Each committee operates pursuant to a written charter adopted by the Board of Directors. Current copies of all committee charters are available on the Company’s website.
Audit Committee
As of December 31, 2025, the Audit Committee consisted of Wayne Pisano, Deborah M. Brown, and James T. Parsons, with Angela Holtham serving as chair. Effective July 1, 2026, the Audit Committee consisted of Angela Holtham, Patricia S. Andrews, with James T. Parsons serving as chair. All of the members of the Audit Committee were independent.
The Audit Committee met four times during the fiscal year ended December 31, 2025. The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter. Among other matters, the Audit Committee is responsible for overseeing the Company’s financial reporting process, the audit of the Company’s financial statements, the qualifications and independence of the Company’s independent registered public accounting firm, and the Company’s internal controls and compliance functions. The Audit Committee also reviews and approves related party transactions and oversees the Company’s cybersecurity risk management. The Audit Committee has sole discretion over the retention, compensation, evaluation and oversight of our independent registered public accounting firm.
The SEC and Nasdaq have established rules and regulations regarding the composition of audit committees and the qualifications of audit committee members. The Board of Directors has examined the composition of our Audit Committee and the qualifications of our Audit Committee members in light of the current rules and regulations governing audit committees. Based upon this examination, the Board of Directors has determined that each member of our Audit Committee is independent and is otherwise qualified to be a member of our Audit Committee in accordance with the rules of the SEC and Nasdaq.
Additionally, the SEC requires that at least one member of the Audit Committee have a “heightened” level of financial and accounting sophistication. Such a person is known as the “audit committee financial expert” under the SEC’s rules. The Board of Directors has determined that James T. Parsons is an “audit committee financial expert,” as the SEC defines that term, and is an independent member of our Board of Directors and our Audit Committee. Please see Mr. Parsons’ biography above for a description of his relevant experience.
The report of the Audit Committee can be found on page 13 of this Proxy Statement.
Compensation Committee
As of December 31, 2025, the Compensation Committee consisted of Wayne Pisano, Bernd R. Seizinger, and Angela Holtham, with Deborah M. Brown serving as chair. Effective July 1, 2026, the Compensation Committee consisted of Deborah M. Brown, Bernd R. Seizinger with Patricia S. Andrews serving as chair.
The Compensation Committee met three times during the fiscal year ended December 31, 2025. The duties and responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter. Among other matters, the Compensation Committee is responsible for reviewing, evaluating, and approving the compensation of the Company’s executive officers, overseeing the administration of the Company’s equity compensation plans, and reviewing and making recommendations to the Board of Directors regarding director compensation. The Compensation Committee applies discretion in the determination of individual executive compensation packages to ensure compliance with the Company’s compensation philosophy. Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation packages for officers other than himself. The Compensation Committee may delegate authority to subcommittees or to one or more designated members of the Board of Directors or officers of the Company as it deems appropriate.
Nasdaq has established rules and regulations regarding the composition of compensation committees and the qualifications of compensation committee members. The Board of Directors has examined the composition of the Compensation Committee and the qualifications of the Compensation Committee members in light of the current rules and regulations governing compensation committees. Based upon this examination, the Board of Directors has determined that each member of the Compensation Committee is independent and is otherwise qualified to be a member of the Compensation Committee in accordance with such rules.

Nomination and Governance Committee
As of December 31, 2025, the Nomination and Governance Committee consisted of Wayne Pisano, James T. Parsons, and Patricia S. Andrews, with Jonathan Rigby serving as chair. Effective July 1, 2026, the Nomination and Governance Committee consisted of Deborah M, Brown and Bernd R. Seizinger with Jonathan Rigby serving as chair.
The Nomination and Governance Committee met two times during the fiscal year ended December 31, 2025. The duties and responsibilities of the Nomination and Governance Committee are set forth in the Nomination and Governance Committee Charter. Among other matters, the Nomination and Governance Committee is responsible for identifying and evaluating candidates for nomination to the Board of Directors, recommending nominees for election at each annual meeting, developing and recommending corporate governance guidelines, reviewing the Board of Directors committee structure and recommending for approval members to serve on each committee, and overseeing the evaluation of the Board of Directors and its committees.
As part of its decision to recommend director candidates for election, the Nomination and Governance Committee seeks candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. The Nomination and Governance Committee’s criteria for evaluating potential candidates include the following: experience in corporate management, such as serving as an officer or a board member of a publicly held company; professional and academic experience relevant to the Company’s industry; financial and accounting experience; and the possession of necessary skills and background to ensure that the Board of Directors, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.
The Nomination and Governance Committee considers director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nomination and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nomination and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information: the name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company; and, the person’s consent to be named as a director if selected by the Nomination and Governance Committee and nominated by the Board.
The Nomination and Governance Committee may also receive suggestions from current Board members, the Company’s executive officers or other sources, which may be either unsolicited or in response to requests from the Nomination and Governance Committee for such candidates. The Nomination and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates.
Once a person has been identified by the Nomination and Governance Committee as a potential candidate, it may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nomination and Governance Committee determines that the candidate warrants further consideration, the Chair or another member of the Nomination and Governance Committee may contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nomination and Governance Committee may request information from the candidate, review the person’s accomplishments and qualifications and may conduct one or more interviews with the candidate. The Nomination and Governance Committee may consider all such information in light of all other information about other candidates that it might be evaluating for membership on the Board. In certain instances, Nomination and Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nomination and Governance Committee’s evaluation process does not vary based on whether a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.
Nasdaq has established rules and regulations regarding the oversight of nominating and corporate governance committees and the qualifications of nominating and corporate governance committee members. The Board of Directors has examined the composition of the Nomination and Governance Committee and the qualifications of the Nomination and Governance Committee members in light of the current rules and regulations governing compensation committees. Based upon this examination, the Board of Directors has determined that each member of the Nomination and Governance Committee is independent and is otherwise qualified to be a member of the Nomination and Governance Committee in accordance with such rules.
Code of Business Conduct and Ethics
The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all directors, officers, and employees of the Company, including the Company’s principal executive officer, principal financial officer, and principal accounting officer. The Code of Business Conduct and Ethics addresses, among other things, conflicts of interest, fair dealing, compliance with laws, and reporting of illegal or unethical behavior. A copy of the Code of Business Conduct and Ethics is available on the Company’s website.
Insider Trading Policy
The Board of Directors has adopted an insider trading policy (the “Insider Trading Policy”) governing the purchase, sale, and other dispositions of the Company’s securities by directors, officers, and employees that is designed to promote compliance with insider trading laws. The Company believes its Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the listing standards applicable to the Company. A copy of the Company’s Insider Trading Policy is available on the Company’s website and is filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Clawback Policy
The Board of Directors has adopted a clawback policy (the “Clawback Policy”) governing the recovery of erroneously awarded incentive-based compensation from our current and former executive officers who were employed by us during the applicable recovery period. Under the policy, if we are required to prepare an accounting restatement of our financial statements due to our material noncompliance with any financial reporting requirement under the securities laws, we shall reasonably promptly recover the amount of any incentive-based compensation received by the applicable executive during the three completed fiscal years immediately preceding the date on which we are required to prepare such accounting restatement. The amount to be recouped is that which exceeds the amount of incentive-based compensation that otherwise would have been received by the applicable executive had such compensation been determined based on the restated amounts in the accounting restatement. The Compensation Committee administers the Clawback Policy and will have the authority to determine the amount of recoverable compensation and manner of recovery. A copy of the Company’s Clawback Policy is available on the Company’s website and is filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Anti-Hedging and Anti-Pledging Policies
The Company’s Insider Trading Policy prohibits all directors, officers, and employees from engaging in hedging transactions with respect to the Company’s securities, including the purchase of financial instruments (such as prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities. Additionally, the Company’s Insider Trading Policy prohibits all directors and executive officers from pledging Company securities as collateral for a loan or holding Company securities in a margin account.
Equity Award Timing Policies and Practices
The Company grants equity awards under its 2026 Incentive Award Plan (the “2026 Plan”) or pursuant to inducement awards as described in greater detail below. The Company does not time the grant of equity awards in relation to the release of material nonpublic information. The Compensation Committee, which administers the 2026 Plan and reviews proposed grants by Management, generally recommends to the Board that equity grants should be approved. The Board approves equity grants. The Company does not have a practice of timing the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
During the fiscal year ended December 31, 2025, the Company did not time the disclosure of material nonpublic information to affect the value of any equity awards.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee met with both Ernst & Young LLP ("EY"), the Company's independent registered public accounting firm for the fiscal year ended December 31, 2025, and management of the Company to review and discuss the Company's audited consolidated financial statements prior to their issuance, as well as significant accounting, financial reporting and disclosure matters. Management and EY advised the Audit Committee that the Company's audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). The Audit Committee's review included discussions regarding significant accounting policies and estimates, the Company's transition from International Financial Reporting Standards to U.S. GAAP, the Company's going concern disclosures, and other matters arising from EY's audit of the Company's financial statements.
The Audit Committee discussed with EY the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), including Auditing Standard No. 1301, Communications with Audit Committees. As part of these discussions, the Audit Committee reviewed EY's assessment of the quality of the Company's financial reporting, significant accounting policies and estimates, areas of audit focus, and the results of the audit. EY advised the Audit Committee that it had identified no disagreements with management regarding financial reporting matters and no corrected or uncorrected audit adjustments requiring communication to the Audit Committee.

The Audit Committee has received and reviewed the written disclosures and letter from EY required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and discussed EY's independence with EY. The Audit Committee considered all relationships between EY and the Company disclosed in those communications and concluded that EY is independent from the Company and that the provision of services by EY is compatible with maintaining its independence.
The Audit Committee also oversees the Company's financial reporting processes and internal control environment and periodically reviews management's assessments regarding internal control over financial reporting and related disclosure controls and procedures.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for filing with the Securities and Exchange Commission.
Respectfully submitted by the Audit Committee:
Angela Holtham (Chair)
Deborah M. Brown
James T. Parsons
Wayne Pisano
DIRECTOR COMPENSATION
Director Compensation Program
Non-employee directors receive compensation for their service on the Board of Directors and its committees. The Company adopted the 2026 Incentive Award Plan effective March 31, 2026, under which equity awards may be granted to non-employee directors.
For 2025, the Board approved the following compensation structure for non-employee directors. Each non-employee director receives a base retainer of $40,000. In addition to the base retainer non-employee directors are eligible to receive the following additional fees depending on committee involvement:

Board chair	$40,000
Audit Committee chair	$20,000
Governance Committee chair	$10,000
Compensation Committee chair	$12,000
Non-chair member of the Audit Committee	$10,000
Non-chair member of the Nomination and Governance Committee	$5,000
Non-chair member of the Compensation Committee	$6,000
In addition to the above retainers, each director receives an annual grant of 30,000 options (37,500 for the Chair). All such options vest in their entirety one year following the grant date. New directors will be entitled to receive an initial grant of 45,000 options, which vest immediately.
Effective December 10, 2025, new directors will be entitled to receive an initial stock option grant equal to 0.08% of the outstanding common stock at the time the new director is appointed. Annually, each director will receive stock options equal to 0.05% of the outstanding common stock at the time of grant.
Commencing effective January 1, 2025 until June 11, 2025, when he ceased to be Interim CEO of the Company, Mr. Pisano received no compensation for serving as Chair, rather, all compensation received by Mr. Pisano was in connection with his role as Interim CEO.
In the first and second quarters of 2025, we issued fully-vested shares of stock to our directors in lieu of quarterly cash director fees. The Company also reimburses its directors for any reasonable expenses incurred by them while acting in their directors' capacity.
In addition, each non-employee director receives reimbursement for reasonable travel expenses incurred in attending meetings of our Board of Directors and meetings of committees of our Board of Directors.
2025 Director Compensation Table
The following table details the compensation received by each non-employee director of the Company in 2025. Mr. Kelly serves as a member of the Board but does not receive additional compensation for this service. Mr. Pisano received compensation as both our Interim CEO and as a member of the Board during 2025. For information regarding the compensation paid to Messrs. Kelly and Pisano for 2025, refer to the “Executive Compensation—2025 Summary Compensation Table” section below. Except for Mr. Pisano, the following table sets forth information regarding compensation earned by or paid to each non-employee director who served on our Board of Directors during the fiscal year ended December 31, 2025:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Patricia S. Andrews	25,000	—	103,545	—	153,545
Deborah M. Brown	31,000	—	103,545	—	165,545
Angela Holtham	33,000	—	103,545	—	169,545
James T. Parsons	27,500	—	103,545	—	158,545
Jonathan Rigby	25,000	—	103,545	—	153,545
Bernd Seizinger(3)	30,500	—	103,545	—	164,545
Stephen Glover(4)	—	—	—	—	—
(1)In the first and second quarters of 2025, fully-vested shares of stock were granted to our directors in lieu of quarterly cash director fees in the following amounts: Ms. Andrews, 42,728; Ms. Brown 52,983; Ms. Holtham 56,401; Mr. Parsons 47,001; Mr. Rigby, 42,728; Dr. Seizinger, 52,128.
(2)Amounts reflect the full grant-date fair value of equity awards computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the grant date fair value of option awards in Note 8 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. As of December 31, 2025, our non-employee directors held the following option awards: Ms. Andrews, 195,000; Ms. Brown, 275,263; Ms. Holtham, 275,263; Mr. Parsons, 255,000; Mr. Rigby, 255,000; Dr. Seizinger, 275,263.
(3)Includes additional cash retainer paid in recognition of additional responsibilities associated with the Board's oversight of scientific and clinical development matters.
(4)Mr. Glover was appointed to the Board on June 2, 2026.

EXECUTIVE OFFICERS
The following sets forth certain information regarding our executive officers as of the date of this Proxy Statement. Executive officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors.

Name	Position Held with our Company	Age	Date First Elected or Appointed
Jared Kelly	Chief Executive Officer and Director	41	June, 2025
Kirk Look	Chief Financial Officer	55	November, 2012
Thomas C. Heineman	Chief Medical Officer	67	December, 2021
Allison Hagerman	Chief Technology Officer	43	January, 2026
Andrew Aromondo	Chief Business Officer	57	June, 2025
John McAdory	Chief Operating Officer	49	June, 2026
The biography of Mr. Kelly is presented in connection with his service as a member of our Board of Directors in the “Corporate Governance” section beginning on page 7 of this Proxy Statement.
Kirk Look, CA – Chief Financial Officer
Appointed November, 2012
Mr. Look, CA, has served as the Chief Financial Officer of the Company since 2012. Mr. Look first joined Oncolytics as the Company’s Controller in April 2003 and held the position until becoming the Chief Financial Officer in November 2012. Prior to joining Oncolytics, from 2000 to April 2003, Mr. Look was Manager of Audit and Assurance Services with Ernst & Young LLP in Canada. Mr. Look is a Chartered Professional Accountant, and holds a Master of Legal Studies from the Seton Hall University School of Law and a Bachelor of Commerce from the University of Calgary.
Thomas C. Heineman – Chief Medical Officer
Appointed December, 2021
Mr. Heineman first joined Oncolytics in 2020. Prior to being appointed as Chief Medical Officer in December 2021, Dr. Heineman was the Head of Global Clinical Development and Operations from August 2020 to December 2021. Prior to joining Oncolytics, Dr. Heineman served as Senior Vice President and Head of Clinical Development at Denovo Biopharma. Prior to his time at Denovo, Dr. Heineman served as Vice President and Head of Clinical Development at Genocea Biosciences and

Halozyme Therapeutics, where he was also the Head of Translational Medicine, and oversaw clinical trials in indications such as breast and pancreatic cancer. Dr. Heineman’s experience further extends to big pharma and academia where he previously held roles as Senior Director, Global Clinical Research and Development at GlaxoSmithKline and Associate Professor at the Saint Louis University School of Medicine. Dr. Heineman has coauthored over 60 peer-reviewed publications and is board certified in Internal Medicine and Infectious Diseases. He completed his fellowship in Infectious Diseases at the National Institutes of Health and his internship and residency at the University of Maryland. Dr. Heineman earned his MD at the University of Chicago, where he also received a PhD in molecular genetics.
Allison Hagerman – Chief Technology Officer
Appointed January, 2026
Ms. Hagerman first joined Oncolytics in 2010, and assumed the role of Chief Technology Officer (“CTO”) in January 2026. Prior to becoming our CTO, Ms. Hagerman was the Vice President, Product Development from 2017 to 2026; Director, Manufacturing and Engineering from 2013 to 2017; and Project Manager from 2010 to 2013. Ms. Hagerman is a Professional Engineer (P.Eng., APEGA) and Project Management Professional (PMP, PMI). She holds a Master of Biomedical Technology degree from the University of Calgary, and B.Sc. degrees in both Chemical Engineering and Biological Sciences.
Andrew Aromando – Chief Business Officer
Appointed June, 2025
Mr. Aromando has served as the Company’s Chief Business Officer since June 2025. Mr. Aromando is an accomplished biopharmaceutical executive with over 30 years of industry experience. He has a proven track record of demonstrated expertise in oncology portfolio optimization, corporate development and operational excellence. Prior to Oncolytics, he served in C-level positions for nearly 20 years at multiple oncology-focused biotech and specialty pharmaceutical companies, where he led corporate strategy, acquired and advanced clinical-stage candidates, developed and executed commercialization plans for marketed products that increased sales, and negotiated successful exits. Mr. Aromando most recently served as Chief Operating Officer at Ambrx Biopharma from April 2023 to March 2024, where his contributions were instrumental in the $2 billion acquisition of the San Diego-based, oncology-focused biotech by Johnson & Johnson. He was the founding CEO of Soleva Pharma, a commercial-stage, specialty medical device company focused on prescription-only, supportive cancer care therapies from January 2020 to March 2023, and interim CEO at Soleva from April 2024 to May 2025. He also previously served in senior executive roles at global biopharma industry service providers such as IQVIA, Syneos Health and WCG Clinical, leading highly-credentialed teams of subject matter experts focused on developing clinical and commercial solutions for early, mid- and late-stage drug candidates, new products and mature brands across therapeutic areas. He began his career as a sales representative at Sandoz Pharmaceuticals (now Novartis). Mr. Aromando holds a B.A. from The College of New Jersey and an M.A. from Rutgers University.
John McAdory - Chief Operating Officer
Appointed June, 2026
Mr. McAdory has served as the Chief Operating Officer of the Company since June 1, 2026. Mr. McAdory previously served as Executive Vice President, Strategy and Operations of the Company from January 2026 to June 2026. From January 2020 to January 2026, Mr. McAdory served as Vice President, Clinical Operations at CG Oncology, Inc. (Nasdaq: CGON), where he led clinical operations through its pivotal Phase 3 program and initial public offering. From February 2018 to January 2020, Mr. McAdory served as Head of Clinical Operations at SillaJen, Inc. Earlier in his career, Mr. McAdory held clinical operations positions at UCB and Amgen Inc. Mr. McAdory holds a Master of Health Administration from the University of North Carolina at Chapel Hill and a Bachelor of Science in Biology from Hampton University.
Involvement in Certain Legal Proceedings
We know of no material proceedings in which any of our directors, officers, affiliates or any stockholder of more than 5% of any class of our voting securities, or any associate thereof is a party adverse or has a material interest adverse to us or our subsidiaries.
To the best of our knowledge, none of our directors or executive officers has, during the past ten years:
1.been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
2.had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he/she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
3.been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with person engaged in any such activity;
4.been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
5.been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
6.been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.
EXECUTIVE COMPENSATION
As a smaller reporting company, we are providing compensation disclosure in accordance with the scaled disclosure requirements of Item 402 of Regulation S-K. The following discussion describes compensation paid to or earned by our Named Executive Officers (“NEOs”) for the fiscal years ended December 31, 2025 and 2024.
Named Executive Officers
Our NEOs for the fiscal year ended December 31, 2025 consist of our principal executive officer, Jared Kelly, our former Interim CEO, Wayne Pisano, and our two most highly compensated executive officers who were serving as executive officers at December 31, 2025: Kirk Look, our Chief Financial Officer; and Thomas Heineman, our Chief Medical Officer.
Summary Compensation Table
The following table sets forth information regarding the compensation earned by our NEOs for the fiscal years ended December 31, 2025 and 2024:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Jared Kelly(4)(5) Chief Executive Officer	2025	318,093	—	—	1,780,836	—	9,583	2,108,512
Wayne Pisano(7)	2025	110,000	—	124,419	108,722	50,000	40,000	433,141
Former Interim CEO	2024	73,963	—	66,243	13,577	—	80,000	233,783
Thomas C. Heineman	2025	550,971	—	—	521,871	110,500	14,000	1,197,342
Chief Medical Officer	2024	521,027	—	167,818	88,197	—	13,800	790,842
Kirk Look(6)	2025	460,978	—	—	547,046	90,500	23,705	1,122,229
Chief Financial Officer	2024	415,233	—	146,759	88,197	—	21,933	672,122
(1)Amounts reported reflect the aggregate grant date fair value of stock and option awards, as applicable, granted in the applicable year computed in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are described in Note 8 to the Company’s consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
(2)Amounts reported reflect the annual cash short-term incentive awards earned for the respective year.
(3)With the exception of Mr. Pisano, the amounts set forth under this column represent contributions to the named executive officer’s retirement savings plan paid for by the Company. For Mr. Pisano, the dollar amounts set forth under this column represent cash director compensation in his capacity as a director prior to and after his service as Interim CEO.
(4)Mr. Kelly was appointed as our CEO effective June 11, 2025.
(5)The grant date fair value of Mr. Kelly’s performance-based share awards was calculated based on the assumed probable outcome of the performance condition as of the grant date, which resulted in grant date fair value of zero because achievement of the performance condition as of the grant date was determined to be not probable. The grant date value of Mr. Kelly’s performance-based stock awards as of the grant date assuming attainment of the maximum level of performance is $784,484.

(6)Canadian employees are paid in Canadian dollars (“CAD”). These amounts are presented in U.S. dollars and have been converted at an exchange rate of U.S.$1.00 = CAD$1.3706 and CAD$1.4389 for 2025 and 2024, respectively.
(7)Mr. Pisano served as interim Chief Executive Officer effective June 24, 2024 through June 11, 2025.
Narrative Disclosure to 2025 Summary Compensation Table
Base Salary
Base salary for each named executive officer is determined by the individual’s skill set, abilities, experience and past performance. Mr. Kelly’s 2025 annual base salary was established as part of the negotiations for his hiring. Base salary for Mr. Look and Mr. Heineman remained unchanged from 2024 levels. For the period he served as Interim CEO, Mr. Pisano received a monthly salary equal to the U.S. dollar equivalent of CAD$14,600 in 2024 and $20,000 in 2025.
Short-Term Incentives
During 2025, Mr. Kelly was eligible for a short-term incentive bonus of up to 50% of his base salary, pro-rated based on his partial year of employment with us. No bonus was awarded to Mr. Kelly in 2025 because the financing objectives set in conjunction with the Board were not met. Messrs. Pisano and Look and Dr. Heineman were eligible for a short-term incentive bonus of up to 50%, 40% and 40% of their respective base salaries. For each of the foregoing executives, 100% of the short-term incentive bonus was based on corporate objectives relating to clinical development and financing objectives centered on strengthening the Company’s capital position and enhancing stockholder value. Quantitative measures were generally not established for the short-term incentive bonus for 2025. Instead, these performance objectives and areas of emphasis were used as a guide by the Compensation Committee and the Board in determining overall corporate performance as they represented those areas in which the executive team and the employees were expected to focus their efforts during the year.
In evaluating management’s performance relative to corporate performance for 2025, the Compensation Committee determined to award a corporate achievement level of 50%. This corporate achievement level was then used to determine the short-term incentive bonuses for each executive, which are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2025 Summary Compensation Table above.
Long-Term Incentives
The Company utilizes options and share awards to ensure that the long-term interests of its executives align with the interests of the Company’s stockholders. The Board determines and approves the amount of each option and share award grant based on the overall performance of the Company, taking into consideration previous grants made to the executives and the overall equity ownership levels of executives.
The Company has historically issued options under its Amended and Restated Stock Option Plan (the “Stock Option Plan”) and restricted share award units that contain a service condition (“RSUs”) and performance share award units (“PSUs”) under its Amended and Restated Incentive Share Award Plan (the “Share Award Plan”).
The following table sets forth the options and RSUs and PSUs granted to our named executive officers during 2025 as the long-term incentive component of our compensation program. Except as noted below for Mr. Kelly, these options and RSUs were granted under our Stock Option Plan and Share Award Plan, respectively. Options were granted with exercise prices equal to the fair market value of our common shares on the date of grant, as determined by the Board under the terms of the Stock Option Plan.

Named Executive Officer	2025 Options Granted (#)	2025 Stock Awards Granted (#)
Jared Kelly(2),(3),(4)	5,500,000	1,886,340
Wayne Pisano(1)	157,500	208,469
Kirk Look(2)	820,000	—
Thomas C. Heineman(2)	820,000	—
(1)Mr. Pisano was granted 120,000 options that vest equally over three years starting on the first anniversary of the grant date and 37,500 options which vest on the first anniversary of the grant date. Mr. Pisano was granted 68,365 stock awards that vested immediately, and 140,104 stock awards which vest on the third anniversary of the grant date.
(2)    Mr. Look and Dr. Heineman were each granted 820,000 options and Mr. Kelly was granted 800,000 options that vest equally over three years starting on the first anniversary of the grant date.
(3)    As a material inducement to Mr. Kelly commencing employment as CEO of the Company in June 2025, the Company made standalone grants to Mr. Kelly of certain options to purchase common shares and PSUs. Of the options granted, 2,850,000 options vest equally over three years starting on the first anniversary of the grant date and 1,900,000 options that vest in full upon the Company generating a minimum of $25 million in cumulative proceeds from new financing transactions.

(4)    Upon occurrence of a performance vesting event, the number of PSUs subject to Mr. Kelly’s inducement award agreement will automatically be adjusted to that number of PSUs as is equal to 2% of the number of the Company’s common shares that are issued and outstanding immediately prior to the performance vesting event. As of the date of grant, Mr. Kelly would have been eligible to receive a total of 1,886,340 common shares upon vesting of the PSUs. These grants to Mr. Kelly were not made under the Stock Option Plan or Share Award Plan, but the awards will be subject in all respects to the terms of the Stock Option Plan, with respect to option awards, and Share Award Plan, with respect to PSUs as if issued under the respective plan. The Company relied on Nasdaq Listing Rule 5635(c)(4) with respect to the inducement award grants made to Mr. Kelly.
Other Elements of Compensation
Retirement Plans – We maintain a tax-qualified defined contribution retirement plan, which allows eligible U.S. employees, including named executive officers, to contribute a portion of their annual compensation, subject only to maximum limits specified by law. We contribute an amount up to 4% of each employees’ compensation under the safe harbor provisions provided by the Internal Revenue Service rules governing 401(k) plans. Employee and employer safe harbor contributions vest immediately.
For Canadian employees, we contribute an amount to eligible employees’ registered retirement savings plan accounts in an amount equal to 10% of base salary, up to the maximum allowable annual contribution prescribed by the Canada Revenue Agency.
Health/Welfare Plans – All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:
•medical, dental and vision benefits;
•medical and dependent care flexible spending accounts;
•short-term and long-term disability insurance; and
•life insurance.
For Canadian eligible employees, we operate a Healthcare Spending Account in lieu of a traditional benefits plan. We make available an amount equal to 8.25% of the employee’s base salary to be applied towards payments of benefits selected by the employee that qualify as eligible medical expenses prescribed by the Canada Revenue Agency.
We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.
Executive Compensation Arrangements
The Company has entered into an employment agreement (each, an “Employment Agreement”) with each named executive officer other than Mr. Pisano. Each Employment Agreement continues until terminated by either party in accordance with the notice provisions thereof. If the executive’s employment is terminated by the Company other than for cause or, for Messrs. Kelly and Look, by the executive officer for good reason (as such terms are defined in the Employment Agreement), the executive is entitled to 6 months’ base salary, in the case of Mr. Kelly and Dr. Heineman, and 12 months’ base salary in the case of Mr. Look. If Mr. Kelly’s employment is terminated by the Company other than for cause or by Mr. Kelly for good reason, then Mr. Kelly’s time-based equity awards will vest in full as of the date of the termination of employment. Mr. Look’s and Dr. Heineman’s equity awards will be governed by the terms of the Share Award Plan.
If there is a change of control of the Company and the executive is terminated without cause within three months prior to (for Mr. Kelly) or one year following such change of control, then the executive will be entitled to 24 months’ base salary plus benefits in the case of Mr. Look, 18 months’ base salary plus his full target bonus, in the case of Mr. Kelly, and 12 months’ base salary in the case of Dr. Heineman.
Each Employment Agreement provides that the executive officer is subject to certain confidentiality covenants and, in the case of Messrs. Kelly and Look, non-competition restrictions during, and for one year following, employment with the Company.
Equity Compensation
We provide equity-based compensation to our executive officers to align their interests with those of our stockholders and to promote long-term value creation. On March 31, 2026, the Company adopted the 2026 Incentive Award Plan, which provides for the issuance of up to 6,500,000 shares of common stock. Beginning on January 1, 2027, the plan includes an evergreen provision that automatically increases the share reserve by 6% of the total outstanding shares of common stock as of the last day of the immediately preceding fiscal year. Upon their termination of employment without cause, unless otherwise approved by the Board, the named executive officers are entitled to receive the number of Common Shares equal to the number of RSAs granted multiplied by a fraction (A) the numerator of which is the number of days from the rant date in respect of the applicable share award to the termination date; and (B) the denominator of which is the total number of days comprising the vesting period in respect of such share award. In the event of a change of control of the Company, the named executive officers’ options and RSU’s will become fully vested.
Benefits and Perquisites
Our NEOs are eligible to participate in the same employee benefit programs generally available to all of our employees, including health, dental, vision, and life insurance, and a 401(k) plan. We do not provide any material perquisites or personal benefits to our NEOs that are not generally available to our other employees.

Outstanding Equity Awards at Fiscal Year End 2025
The following table summarizes the number of common shares underlying outstanding Stock Option Plan, Share Award Plan and inducement equity awards for each named executive officer as of December 31, 2025.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jared Kelly(3)	6/11/2025	—	1,900,000	C$	0.57	6/11/2030
Jared Kelly(4)	6/11/2025	—	2,850,000	C$	0.57	6/11/2030
Jared Kelly(4)	8/15/2025	—	450,000		$1.08	8/15/2030
Jared Kelly(4)	12/15/2025	—	350,000		$0.99	12/15/2030
Jared Kelly(5)	6/11/2025								2,160,425	$1,888,211
Wayne Pisano(6)	3/8/2021	37,500	—	C$	3.40	3/8/2026
Wayne Pisano(6)	6/16/2022	37,500	—	C$	1.14	6/16/2026
Wayne Pisano(6)	8/15/2023	37,500	—	C$	2.76	8/15/2028
Wayne Pisano(6)	12/18/2024	37,500	—	C$	1.13	12/18/2029
Wayne Pisano(4)	8/15/2025	—	120,000		$1.08	8/15/2030
Wayne Pisano(7)	8/15/2025	—	37,500		$1.08	8/15/2030
Wayne Pisano(8)	12/1/2024						64,004	$55,939
Wayne Pisano(8)	1/1/2025						10,666	$9,322
Wayne Pisano(8)	2/1/2025						10,666	$9,322
Wayne Pisano(8)	3/31/2025						10,666	$9,322
Wayne Pisano(8)	3/31/2025						76,108	$66,518
Wayne Pisano(8)	4/1/2025						10,666	$9,322
Wayne Pisano(8)	5/1/2025						10,666	$9,322
Wayne Pisano(8)	6/1/2025						10,666	$9,322
Kirk Look(6)	1/16/2017	31,578	—	C$	2.66	1/16/2027
Kirk Look(6)	3/8/2021	155,000	—	C$	3.40	3/8/2026
Kirk Look(6)	12/9/2022	80,000	—	C$	2.31	12/9/2026
Kirk Look(6)	8/15/2023	105,000	—	C$	2.76	8/15/2028
Kirk Look(6)	12/8/2023	231,700	—	C$	1.91	12/8/2028
Kirk Look(9)	12/18/2024	162,400	81,200	C$	1.13	12/18/2029
Kirk Look(4)	8/15/2025	—	570,000		$1.08	8/15/2030
Kirk Look(4)	12/15/2025	—	250,000		$0.99	12/15/2030
Kirk Look(10)	8/15/2023						9,400	$8,216
Kirk Look(11)	12/8/2023						41,400	$36,184
Kirk Look(12)	12/18/2024						65,250	$57,029
Thomas C. Heineman(6)	3/8/2021	120,000	—	C$	3.40	3/8/2026
Thomas C. Heineman(6)	12/9/2022	80,000	—	C$	2.31	12/9/2026
Thomas C. Heineman(6)	8/15/2023	88,900	—	C$	2.76	8/15/2028
Thomas C. Heineman(6)	12/8/2023	231,700	—	C$	1.91	12/8/2028
Thomas C. Heineman(9)	12/18/2024	162,400	81,200	C$	1.13	12/18/2029
Thomas C. Heineman(4)	8/15/2025	—	570,000		$1.08	8/15/2030
Thomas C. Heineman(4)	12/15/2025	—	250,000		$0.99	12/15/2030
Thomas C. Heineman(10)	8/15/2023						7,967	$6,963
Thomas C. Heineman(11)	12/8/2023						41,400	$36,184
Thomas C. Heineman(12)	12/18/2024						65,250	$57,029

(1)Option exercise prices denominated in CAD are presented in the table above in CAD. As of December 31, 2025, the exchange rate of USD to CAD was U.S.$1.00 = CAD$1.3706.
(2)These amounts are calculated based on the closing price of the Company’s common shares on the Nasdaq Capital Market on December 31, 2025 ($0.874).
(3)This option will vest upon the Company having received at least $25 million in cumulative proceeds from new financing transactions approved by the Board. Vesting may be accelerated under certain circumstances, including if the recipient’s employment or service relationship with our Company is terminated other than for cause.
(4)These options vest in three equal annual installments beginning on the one-year anniversary of the date of grant. Vesting may be accelerated under certain circumstances, including upon a change in control, or if the recipient’s employment or service relationship with our Company is terminated other than for cause.
(5)As a material inducement to Mr. Kelly commencing employment as CEO of the Company in June 2025, the Company made standalone grants to Mr. Kelly of certain options to purchase common shares and PSUs. Upon occurrence of a performance vesting event, the number of PSUs subject to Mr. Kelly’s inducement award agreement shall automatically be adjusted to that number of PSUs as is equal to 2% of the number of the Company’s common shares that are issued and outstanding immediately prior to the performance vesting event. If the performance conditions had been met on December 31, 2025, Mr. Kelly would have been be eligible to receive a total of 2,160,425 common shares, which amount has been included in the table above. These grants to Mr. Kelly were not made under, and are not governed by the terms of the Stock Option Plan or Share Award Plan. The Company relied on Nasdaq Listing Rule 5635(c)(4) with respect to these grants made to Mr. Kelly. Vesting may be accelerated under certain circumstances, including upon a change in control, or if the recipient’s employment or service relationship with our Company is terminated other than for cause.
(6)These options are fully vested and exercisable as of December 31, 2025.
(7)These options vest in full on the one-year anniversary of the date of grant. Vesting may be accelerated under certain circumstances, including upon a change in control.
(8)These RSUs vest in full on the two-year anniversary of the date of grant. Vesting may be accelerated under certain circumstances, including upon a change in control.
(9)These options vest in three equal annual installments beginning on the date of grant. Vesting may be accelerated under certain circumstances, including upon a change in control, or if the recipient’s employment or service relationship with our Company is terminated other than for cause.
(10)These RSUs vest on the third anniversary of the date of grant. Vesting may be accelerated under certain circumstances, including upon a change in control, or if the recipient’s employment or service relationship with our Company is terminated other than for cause.
(11)These RSUs vested as to 50% on January 31, 2026, with the remaining 50% vesting on December 8, 2026. Vesting may be accelerated under certain circumstances, including upon a change in control, or if the recipient’s employment or service relationship with our Company is terminated other than for cause.
(12)These RSUs vested/vest in three equal installments on January 31, 2026, December 18, 2026 and December 18, 2027. Vesting may be accelerated under certain circumstances, including upon a change in control, or if the recipient’s employment or service relationship with our Company is terminated other than for cause.

Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation of our principal executive officer (“PEO”) and non-PEO NEOs and certain financial performance of the Company for the fiscal years ending December 31, 2025 and 2024. For information on our executive compensation program and the Compensation Committee’s approach, refer to the above Narrative to Summary Compensation Table and Outstanding Equity Awards Table.
SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine the compensation actually paid as reported in the pay versus performance table. The compensation actually paid does not necessarily represent cash and/or equity value transferred to the applicable NEOs without restriction, but rather is a valuation calculated under applicable SEC rules. The methodology for calculating the compensation actually paid (“CAP”) as required by Item 402(v) of Regulation S-K takes into account, among others, changes in share price and its impact on the fair value of equity awards.
The following table shows the past two fiscal years’ total compensation for the NEOs as set forth in the Summary Compensation Table, the CAP to the NEOs (as determined pursuant to SEC rules), our total stockholder return (“TSR”), and our net income (loss). We are a “smaller reporting company,” as defined in Rule 12b-2 under the Exchange Act, and have elected to provide in this proxy statement certain scaled disclosures permitted under the Exchange Act for smaller reporting companies.

Year	Summary Compensation Table Total for PEO(1)		Compensation Actually Paid to PEO(1)(3)		Average Summary Compensation Table Total for Non-PEO NEO(2)	Average Compensation Actually Paid to Non-PEO NEO (2)(3)	Value of Initial Fixed $100 Investment Based on TSR	Net Income (Loss)
	Kelly	Pisano	Kelly	Pisano
2025	$2,108,512	$433,141	$6,036,332	$464,739	$1,159,786	$1,085,306	$65	$(28,759,000)
	Coffey	Pisano	Coffey	Pisano
2024	$739,605	$233,783	$406,969	$214,158	$731,482	$638,875	$68	$(22,794,000)
(1)During 2024, Dr. Coffey served as CEO from January 1, 2024 to June 24, 2024 and Mr. Pisano served as interim CEO from June 25, 2024 to December 31, 2024. During 2025, Mr. Pisano served as Interim CEO through June 11, 2025 and Mr. Kelly was appointed CEO effective June 11, 2025.
(2)The non-PEO NEOs are Mr. Look and Dr. Heineman.
(3)To calculate CAP for the PE and average CAP for the non-PEO NEOs, the following amounts were deducted from and added to Summary Compensation Table total compensation:

PEOs	2025		2024
	Mr. Kelly	Mr. Pisano	Mr. Pisano	Dr. Coffey
Summary Compensation Total	$2,108,512	$433,141	$233,783	$739,605
Minus: Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(1,780,836)	(233,141)	(79,820)	(183,048)
Plus: Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	5,708,656	201,831	82,175	194,081
Plus: Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	—	(2,547)	—	(180,448)
Plus: Fair Value at Vesting of Option and Stock Awards Granted and Vested in Same Fiscal Year	—	64,643	—	24,320
Plus: Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	—	813	(21,980)	(187,543)
Plus: Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—
Total Compensation Actually Paid	$6,036,332	$464,739	$214,158	$406,969

Non-PEOs	2025	2024
Average Summary Compensation Total	$1,159,786	$731,482
Minus: Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(534,459)	(245,486)
Plus: Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	459,333	281,827
Plus: Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	(10,015)	(81,829)
Plus: Fair Value at Vesting of Option and Stock Awards Granted and Vested in Same Fiscal Year	—	39,623
Plus: Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	10,660	(86,743)
Plus: Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—
Total Compensation Actually Paid	$1,085,306	$638,875
Pay versus Performance Relationship
In accordance with Item 402(v) of SEC Regulation S-K, we are providing the charts shown below, which present a graphical comparison of the combined CAP to our PEOs and the average CAP to our non-PEO named executive officers set forth in the Pay versus Performance Table above, as compared against our total shareholder return (TSR) and net loss.

Compensation Actual Paid vs. Total Shareholder Return
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$—
CAP
$68
$67
$66
$65
$64
TSR
2024
2025
Combined PEO
Non-PEO
TSR

Relationship Between Compensation Actually Paid and Total Shareholder Return
During the periods presented, changes in CAP were influenced significantly by changes in the fair value of equity awards, which are affected by our share price and therefore generally correlated with TSR. As a development-stage biotechnology company, we utilize equity-based compensation as a significant component of executive compensation to align executive interests with those of stockholders and to support long-term value creation.
While our TSR declined during 2025, CAP for the Company's PEO increased significantly. This increase was largely attributable to the valuation of equity awards included in the SEC-prescribed CAP calculation and the appointment of a new Chief Executive Officer in June of 2025. We conducted a formal CEO search during the first half of 2025 and, following the appointment of Mr. Kelly as Chief Executive Officer, granted compensation and equity awards intended to attract, retain and align the interests of our new executive leadership with those of stockholders. As a result, year-over-year changes in CAP are not directly comparable between periods due to the change in PEOs and the differing compensation arrangements applicable to each executive.

Compensation Actual Paid vs. Net Loss
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$—
CAP
$(30.0)
$(28.0)
$(26.0)
$(24.0)
$(22.0)
Total Loss
2024
2025
Combined PEO
Non-PEO
Total Loss

Relationship Between Compensation Actually Paid and Net Income (Loss)
We are a clinical-stage biotechnology company and historically have generated operating losses while advancing pelareorep through clinical development. Accordingly, our Compensation Committee does not use net income or net loss as a primary factor in determining executive compensation. Instead, executive compensation decisions are generally based on factors such as achievement of strategic and operational objectives, progress of clinical development programs, financing and capital resources, business development activities and stockholder value creation.
For the periods presented, the Company's net loss increased from $22.8 million in 2024 to $28.8 million in 2025. Changes in CAP during those periods were not directly correlated with changes in net income (loss), primarily because CAP is substantially affected by changes in the fair value of equity awards and because executive compensation is designed to incentivize the achievement of longer-term corporate and strategic objectives rather than short-term accounting results.
The information contained in the “Pay versus Performance” section above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, or subject to Regulation 14A or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of September 22, 2026 by (i) each person known to us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors and director nominees, (iii) each of our named executive officers, and (iv) all of our directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class
5% Stockholders
Anson Funds Management LP	7,649,050	5.83%

Directors and Named Executive Officers
Jared Kelly (11)	1,214,050	*
Kirk Look(2)	972,143	*
Tom Heineman(3)	921,201	*
Wayne Pisano(4)	440,806	*
Patricia S. Andrews(5)	193,128	*
Deborah M. Brown(6)	245,114	*
Angela Holtham(7)	313,639	*
James T. Parsons(8)	171,849	*
Jonathan Rigby(9)	172,728	*
Bernd R. Seizinger(10)	696,991	*
Stephen Glover(11)	nil	*
All directors and executive officers as a group (14 persons) (12)	6,139,385	4.68%
Notes:
* Less than 1% ownership.
(1)Based on information obtained from Schedule 13G/A jointly filed by Anson Funds Management LP, Anson Management GP LLC, Mr. Tony Moore, Anson Advisors Inc., Mr. Amin Nathoo, and Mr. Moez Kassam (together “Anson”) on November 14, 2025. In addition, according to that report, Anson Funds Management LP, Anson Management GP LLC and Mr. Moore’s business address is 16000 Dallas Parkway, Suite 800 Dallas, Texas 75248, and the business address for Anson Advisors Inc., Mr. Nathoo and Mr. Kassam is 181 Bay Street, Suite 4200, Toronto, ON M5J 2T3.
(2)Consists of 800,678 common shares underlying options that are exercisable by Mr. Look within 60 days of September 22, 2026.
(3)Consists of 753,000 common shares underlying options that are exercisable by Dr. Heineman within 60 days of September 22, 2026.
(4)Consists of 152,500 common shares underlying options that are exercisable by Mr. Pisano within 60 days of September 22, 2026.
(5)Consists of 115,000 common shares underlying options that are exercisable by Ms. Andrews within 60 days of September 22, 2026.
(6)Consists of 135,263 common shares underlying options that are exercisable by Ms. Brown within 60 days of September 22, 2026.
(7)Consists of 130,000 common shares underlying options that are exercisable by Ms. Holtham within 60 days of September 22, 2026.
(8)Consists of 130,000 common shares underlying options that are exercisable by Mr. Parsons within 60 days of September 22, 2026.
(9)Consists of 130,000 common shares underlying options that are exercisable by Mr. Rigby within 60 days of September 22, 2026.
(10)Consists of 130,000 common shares underlying options that are exercisable by Dr. Seizinger within 60 days of September 22, 2026.
(11)Consists of 1,100,000 common shares underlying options that are exercisable by Mr. Kelly within 60 days of September 22, 2026.
(12)Consists of 662,794 common shares underlying options that are exercisable by the Company’s current executive officers and directors as a group within 60 days of September 22, 2026.
As of September 22, 2026, the Company had 7,667,050 warrants outstanding with an exercise price of $2.81 per share, and 536,693 compensation warrants outstanding with an exercise price of $2.25 per share.
Changes in Control
We are unaware of any contract or other arrangement, the operation of which may at a subsequent date result in a change in control of our Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review and Approval Policy
The Company has adopted the Oncolytics Biotech Inc. Related Person Transaction Policy and Procedures, which provides that the Audit Committee is responsible for reviewing and approving all related party transactions. Under this policy, among other things, the Audit Committee reviews transactions in which the Company is or will be a participant, the amount involved exceeds $120,000, and any related person has or will have a direct or indirect material interest. In determining whether to approve a related party transaction, the Audit Committee considers all relevant facts and circumstances, including the terms of the transaction, the related person’s interest in the transaction, and whether the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party.
Transactions with Related Persons
No director, executive officer, stockholder holding at least 5% of shares of our common stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction since the beginning of the year ended December 31, 2025, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the year-end for the last two completed fiscal years.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS
As further described below, we have engaged Baker Tilly to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2026. EY served as the independent registered public accounting firm that audited our financial statements for the year ended December 31, 2025 and 2024. EY served as the independent registered public accounting firm that audited our financial statements for the years ended 1999 through 2025. We expect a representative of Baker Tilly to be present at the Annual Meeting and the representative will have an opportunity to make a statement and will be available to answer your questions.
The Board of Directors has asked the stockholders to ratify the selection of Baker Tilly as our independent registered public accounting firm. See “Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm”. All engagements of EY and proposed engagements of Baker Tilly, whether for audit services, audit-related services, tax services, or permissible non-audit services, were pre-approved by the Audit Committee. The Board of Directors has reviewed the fees described below and concluded that the payment of such fees is compatible with maintaining EY’s and Baker Tilly’s independence.
Changes in Independent Registered Public Accounting Firm
As disclosed in our Current Report on Form 8-K filed on July 8, 2026, due to the Company’s corporate restructuring, the Audit Committee of the Board of Directors of the Company, on July 6, 2026, unanimously voted to disengage EY as the Company’s independent registered public accounting firm and to engage Baker Tilly as the Company’s independent registered public accounting firm for the 2026 fiscal year.
EY’s reports on the Company’s financial statements for each of the fiscal years ended December 31, 2025 and December 31, 2024 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except EY’s reports contained an explanatory paragraph regarding the Company’s ability to continue as a going concern. During the Company’s fiscal years ended December 31, 2025 and December 31, 2024, and through the date of change, there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreement in connection with its report.
During the fiscal years ended December 31, 2025 and December 31, 2024 and the subsequent period through the date of change, there have been no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC.
During the fiscal years ended December 31, 2025 and December 31, 2024 and the subsequent period to the date of its engagement, neither the Company nor anyone acting on its behalf has consulted with Baker Tilly regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report or oral advice was provided to the Company that Baker Tilly concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.
The Company provided EY with a copy of this Form 8-K on July 7, 2026, and requested that EY furnish it with a letter addressed to the SEC stating whether it agrees with the statements made by the Company in this Item 4.01 concerning EY, and, if not, stating the respects in which it does not agree. The letter of EY addressed to the SEC is attached to the Form 8-K as Exhibit No. 16.1.

Fees Paid to Independent Registered Public Accounting Firm
The following table presents the aggregate fees billed by EY for professional services rendered to the Company for the fiscal years ended December 31, 2025 and December 31, 2024:

Fee Category	2025	2024
Audit Fees	$320,524	$284,000
Audit-Related Fees	—	—
Tax Fees	26,440	23,211
All Other Fees	—	—
Total	$346,964	$307,211
Audit Fees
During the fiscal years ended December 31, 2025 and 2024, EY billed us an aggregate of approximately $320,524 and $284,000, respectively, for any fees for the professional services rendered in connection with the audits and reviews of our financial statements, and other services provided in connection with our public filings.
Audit-Related Fees
During the fiscal years ended December 31, 2025 and 2024, EY billed us an aggregate of approximately $nil and $nil, respectively, for any fees for audit-related services reasonably related to the performance of the audits and reviews.
Tax Fees
During the fiscal years ended December 31, 2025 and 2024, EY billed use an aggregate of approximately $26,440 and $23,211, respectively, for any fees for professional services rendered for tax compliance, tax advice, and tax planning services.
All Other Fees
During the fiscal years ended December 31, 2025 and 2024, EY did not bill us for any fees for services, other than those described above, rendered to us for those two fiscal years.
Pre-Approval Policies and Procedures
Under the Audit Committee’s charter, the Audit Committee is responsible for pre-approving any audit and non-audit service provided to the Company the independent registered public accounting firm. The policy requires that the Audit Committee pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Other than with respect to the annual audit of the Company’s consolidated financial statements, the chair of the Audit Committee is authorized to pre-approve other audit services and non-audit services provided to the Company by the independent auditor on behalf of the Audit Committee. For services pre-approved by the Audit Chair, ratification is required at the next Audit Committee meeting.
PROPOSAL ONE: ELECTION OF DIRECTORS
Our Bylaws provide that the Board of Directors shall consist of not more than 20 or less than three members, as determined from time to time by resolution of the Board of Directors. The Board of Directors currently consists of nine members. Consistent with the Company’s Board succession and refreshment practices, Ms. Holtham and Mr. Pisano are not standing for reelection and will conclude their term of service at the end of the Annual Meeting. The Board of Directors proposes seven nominees for election at the Annual Meeting, each to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, or removal. All seven director seats are elected annually; the Company does not have a classified board.
Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. If any nominee becomes unable or unwilling to serve prior to the Annual Meeting, the proxies will be voted for such substitute nominee(s) as the Board of Directors may designate.
The nominated directors are Jared Kelly, Bernd R. Seizinger, Deborah M. Brown, James T. Parsons, Jonathan Rigby, Patricia S. Andrews, and Stephen Glover.
Vote Required
Directors are elected by a plurality of the votes cast by the holders of the shares present in person or by proxy at the meeting and entitled to vote in the election of directors. This means that the seven nominees who receive the most votes will be elected. Abstentions, votes withheld, and broker non-votes will have no effect on the outcome of this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL NOMINEES.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed Baker Tilly as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2026.
Although ratification of the appointment of the independent registered public accounting firm is not required under Nevada law or the Company’s organizational documents, the Board of Directors is submitting this matter to stockholders as a matter of good corporate governance. If stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment but is not required to change it. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Vote Required
The ratification of Baker Tilly as the Company’s independent registered public accounting firm will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL TWO.
PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, as added by Section 951 of the Dodd-Frank Act, the Company is providing stockholders with an advisory (non-binding) vote, commonly known as “Say-on-Pay,” on the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies, and practices described in this Proxy Statement.
As described in the “Executive Compensation” section of this Proxy Statement, the Company’s executive compensation program is designed to attract, retain, and motivate talented executives who are critical to the successful execution of the Company’s strategic plan. The Company’s compensation philosophy emphasizes pay-for-performance alignment, with a significant portion of total compensation tied to the achievement of corporate and individual objectives.
Stockholders are encouraged to read the Executive Compensation section of this Proxy Statement, including the compensation tables and related narrative discussion, which provide detailed information about the compensation of our named executive officers.
This vote is advisory and non-binding on the Company, the Board of Directors, and the Compensation Committee. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of this vote when making future compensation decisions regarding the Company’s named executive officers.
Advisory Resolution
We are asking stockholders to approve the following advisory resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and the related narrative discussion, set forth in this Proxy Statement.”
Vote Required
Approval on a non-binding advisory basis of our executive compensation requires the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. A failure to vote, a broker non-vote or an abstention will have no effect on the outcome of this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL THREE.
PROPOSAL FOUR: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act also enables our stockholders to vote, on an advisory basis, on the frequency of the advisory votes on the compensation of our named executive officers as disclosed in accordance with the executive compensation disclosure rules contained in Item 402 of the SEC’s Regulation S-K. Stockholders may choose to approve holding an advisory vote on the compensation of our named executive officers annually, biennially, or triennially. Accordingly, we are asking stockholders whether the advisory vote should occur every year, once every two years or once every three years. Stockholders may also abstain from voting. We are providing this vote as required pursuant to Section 14A of the Exchange Act.
This vote is advisory and non-binding on the Company, the Board of Directors, and the Compensation Committee. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of this vote when making future compensation decisions regarding the Company’s named executive officers. Notwithstanding the Board of Directors’ recommendation and the outcome of the stockholder vote, the Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders, industry trends and the adoption of material changes to compensation programs.
After careful consideration of the frequency alternatives, the Board of Directors believes that conducting advisory votes on executive compensation every three years is appropriate for the Company and its stockholders at this time. As a biotechnology company, the Company has important milestones relating to drug development and approval that do not occur every calendar year. While executive compensation is evaluated annually, the Board of Directors also considers progress over a multi-year timeframe, which is common in small- and mid-capitalization companies in our industry. The Board of Directors believes that a vote every three years provides stockholders the opportunity to evaluate the Company’s compensation program on a more thorough, longer-term basis than an annual vote.
The Company understands that its stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal.
Vote Required
The frequency alternative that receives the highest number of votes cast will be considered the frequency alternative that is preferred by our stockholders. As a result, abstentions, broker non-votes, and a failure to vote will have no effect on the outcome of the vote of this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR A FREQUENCY OF “THREE YEARS” FOR PROPOSAL FOUR.
ADDITIONAL INFORMATION
Interest of Certain Persons in Matters to Be Acted Upon
No director, executive officer, or nominee for election as a director of the Company and no associate of any of the foregoing persons has any substantial interest, direct or indirect, by security holding or otherwise, in any matter to be acted upon at the Annual Meeting.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, including the Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees and helps protect the environment.
If you would like to opt out of this practice for future mailings and receive a separate copy of the proxy materials, or if you share an address and would like to request delivery of a single copy, please contact us at: Oncolytics Biotech Inc., Attention: Corporate Secretary,4350 Executive Drive, Suite 325, San Diego, CA 92121, or call (403) 670-7377.
Stockholder Proposals for 2027 Annual Meeting
Rule 14a-8 Proposals. Stockholders who wish to present proposals or director nominations for inclusion in our proxy materials for the 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act, as amended, must submit their proposals to our Corporate Secretary at the address listed above no later than July 22, 2027, unless the date of next year’s Annual Meeting is changed by more than thirty (30) days from the date of this year’s Annual Meeting. If the date of 2027 Annual Meeting is changed by more than thirty (30) days from the date of this year’s Annual Meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials. After such date, any stockholder proposal will be considered untimely. Such proposals must comply with all applicable requirements of Rule 14a-8.
Our Bylaws require stockholders to provide advance notice to the Company of any stockholder director nomination(s) and any other matter a stockholder wishes to present for action at an annual meeting of stockholders (other than matters to be included in our proxy statement, which are discussed in the previous paragraph). To be timely, stockholders must provide notice no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of this year’s Annual Meeting. In the event that the date of the 2027 Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.
Proposals or nominations not submitted in accordance with such requirements, subject to our Bylaws, will be deemed untimely or otherwise deficient; however, we will have discretionary authority to include such proposals or nominations in the proxy materials for the 2027 Annual Meeting. All proposals and nominations should be sent to: Oncolytics Biotech Inc., Attention: Corporate Secretary, 4350 Executive Drive, Suite 325, San Diego, CA 92121.
Solicitation of Proxies
The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone, facsimile, or electronic communication by our directors, officers, and employees, who will not receive additional compensation for such solicitation. The Company may also engage a proxy solicitation firm to assist in the solicitation of proxies, the cost of which will be borne by the Company. We will also request brokerage firms, banks, nominees, custodians, and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will provide reimbursement for the cost of forwarding the materials in accordance with customary charges.
Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Audit Committee Report is not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates such reports by reference therein.
Other Matters
As of the date of this Proxy Statement, the Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named as proxies will vote the shares represented by proxies on such matters in their discretion.

SCAN TO
VIEW MATERIALS & VOTE

BROADRIDGE CORPORATE ISSUER SOLUTIONS
C/O ONCOLYTICS BIOTECH INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ONCY2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T04189-P57684 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ONCOLYTICS BIOTECH INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jared Kelly
02) Bernd R. Seizinger
03) Deborah M. Brown
04) James T. Parsons
05) Jonathan Rigby
06) Patricia S. Andrews
07) Stephen Glover

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the appointment of Baker Tilly US, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2026.	☐	☐	☐
3. To approve, by non-binding vote, executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 3 Years on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

T04190-P57684

ONCOLYTICS BIOTECH INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
NOVEMBER 19, 2026 4:00 P.M. EASTERN TIME

The shareholder(s) hereby appoint(s) Jared Kelly, Chief Executive Officer, and Kirk Look, Chief Financial Officer, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Oncolytics Biotech Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 4:00 p.m. Eastern Time on November 19, 2026, virtually at www.virtualshareholdermeeting.com/ONCY2026, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3, AND 3 YEARS ON PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE